UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2015

TriplePoint Venture Growth BDC Corp.

(Exact name of registrant as specified in its charter)

Maryland	814-01044	46-3082016
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

TriplePoint Venture Growth BDC Corp. 2755 Sand Hill Road, Suite 150 Menlo Park, California	94025
(Address of principal executive offices)	(Zip Code)

(650) 854-2090

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

Recent Portfolio Activity

During the second quarter of 2015, TriplePoint Venture Growth BDC Corp., or “the Company,” closed $57.5 million in new debt commitments and made $7.5 million in debt fundings and $0.5 million in equity fundings and received $46.9 million of debt prepayments. The direct origination platform of TriplePoint Capital LLC, the parent company of the Company’s adviser, or “TPC,” entered into $62.0 million of additional non-binding term sheets with venture growth stage companies, all of which are subject to completion of due diligence and definitive documentation and investment committee approval, and are subject to TPC’s allocation policy. As of June 30, 2015, the Company’s unfunded obligations to eight portfolio companies totaled $147.5 million.

On April 15, 2015, Intermodal Data, Inc., acquired certain assets and assumed the outstanding obligations owed to the Company by one of the Company’s former portfolio companies, Coraid, Inc., or “Coraid,” and entered into a new loan agreement with the Company for the amounts previously owed by Coraid. As a result of this transaction and certain other changes that occurred during the quarter relating to prepayments and new deal activity, the weighted average investment Credit Watch List rating for the Company’s portfolio as of June 30, 2015 will change from what was disclosed by the Company in its quarterly report for the quarter ended March 31, 2015.

From July 1, 2015, through July 28, 2015, the Company closed $50.0 million in new debt commitments and made $5.0 million in debt fundings. TPC’s direct origination platform entered into $42.5 million of additional non-binding term sheets with venture growth stage companies, all of which are subject to the completion of due diligence and definitive documentation and investment committee approval, and are subject to TPC’s allocation policy. As of July 28, 2015, the Company’s unfunded obligations to nine portfolio companies totaled $182.5 million

Preliminary Estimates of Results as of and for the Three Months Ended June 30, 2015

Set forth below are certain preliminary estimates of the Company’s results of operations as of and for the three month period ended June 30, 2015. These estimates are subject to the completion of the Company’s financial closing procedures and are not a comprehensive statement of the Company’s financial results as of and for the three month period ended June 30, 2015. The Company advises you that its actual results may differ materially from these estimates as a result of the completion of the period and its financial closing procedures, final adjustments and other developments which may arise between now and the time that its financial results are finalized.

The Company estimates its net investment income to be between $6.0 million and $6.6 million, or between $0.36 and $0.40 per share, for the three months ended June 30, 2015.

The Company estimates its net increase in net assets resulting from operations to be between $6.8 million and $7.4 million, or between $0.41 and $0.45 per share, for the three months ended June 30, 2015.

The Company estimates its net asset value as of June 30, 2015 to be between $14.52 and $14.56 per share of common stock.

The preliminary financial estimates provided above have been prepared by, and are the responsibility of, management. Neither Deloitte & Touche LLP, the Company’s independent registered public accounting firm, nor any other independent accountants, have audited, reviewed, compiled, or performed any procedures with respect to preliminary financial data.

Borrowings Under the Company’s Credit Facility

As of July 28, 2015, the Company had $79.0 million in outstanding borrowings under its $150 million revolving credit facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TriplePoint Venture Growth BDC Corp.

By:	/s/ James P. Labe
Name:	James P. Labe
Title:	Chief Executive Officer

Date: July 29, 2015